EXHIBIT I-2

XCEL ENERGY INC.
Estimate of Fees and Expenses

     The following is an estimate of the fees, commissions and expenses paid or incurred, or to be paid or incurred, by Xcel Energy related to the bankruptcy proceedings of the Debtors, including without limitation the preparation of the Plan and the Disclosure Statement and consummation of the transactions contemplated thereby.

($000’s)
Legal Fees and Expenses	6,000
Financial Advisors fees and expenses	12,000
Miscellaneous	1,000

Total	$19,000

I-2